Exhibit 99
For more information:
Lisa Walsh
Investor Relations
(218) 327-5367
lwalsh@asvi.com
ASV ANNOUNCES PRODUCTION FACILITY EXPANSION PLAN

Grand Rapids, MN (March 23, 2006) — ASV, Inc. (NASDAQ: ASVI) announced today plans to expand its Grand Rapids, Minnesota manufacturing facility. Under the plan, ASV intends to approximately double the size of its current machine production facility with a 120,000 square foot addition.
“2005 has been a very strong year for both ASV and the Rubber Track Loader market,” said Gary Lemke, ASV Chairman and CEO. “In anticipation of future growth, and recognizing the lead times necessary to complete such an expansion, we have begun the design and planning process to significantly increase our manufacturing capacity. Once completed, we feel this new addition will improve the overall flow of our current production processes, and provide the capacity needed to support our growth in the future.”
Construction on the expansion is expected to begin in the second quarter of 2006, with completion targeted for late 2006. The estimated cost to construct and equip the facility addition is expected to be in the range of $5.0 to $5.5 million. The Company anticipates funding this expenditure with available cash.
About ASV
ASV designs, manufactures and sells rubber track loaders and related accessories, attachments and traction products. ASV also manufactures rubber track undercarriages, some of which are a primary component on Caterpillar’s Multi Terrain Loaders. With its patented undercarriage technology, ASV leads all rubber track loaders in technology and innovation. ASV’s products are able to traverse nearly any terrain with minimal damage to the ground, making it effective in industries such as construction, landscaping and agriculture. ASV’s wholly-owned subsidiary Loegering Mfg. Inc. provides traction products and attachments for the skid-steer industry. For more information, visit ASV’s website at www.asvi.com or Loegering’s website at www.loegering.com.
Forward Looking Statements
Note: The statements set forth above regarding ASV’s future expected sales and the planned expansion of its production facility are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect whether these anticipated events occur including ASV’s ability to successfully manufacture the machines, unanticipated delays, costs or other difficulties in the manufacture of the machines, market acceptance of the machines, deterioration of the general market and economic conditions, corporate developments at ASV, or unanticipated delays in the construction of the production facility addition. Any forward-looking statements provided from time-to-time by the Company represent only management’s then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company’s SEC filings, including but not limited to, its quarterly reports on Form 10-Q and annual reports on Form 10-K.
Question and Answer

Q1:	Are the capital expenditures for the expansion project incremental to the previously planned CAPEX for 2006?

A:	Yes. The $5.0 to $5.5 million expected cost for the expansion project is in addition to the Company’s previously stated range of $3.0 to $5.0 million in CAPEX for 2006.

Q2:	What will be the estimated increase in depreciation related to the expansion project?

A:	The depreciation effects in 2006 will be minor, as the project is not expected to go into service until late fourth quarter. Given the expected life of the assets, depreciation should increase $150,000 to $200,000 on a full year basis.

Q3:	Will ASV be making significant additions to its production-related headcount in 2006?

A:	The Company does not release headcount projections. As is our current approach, the addition of employees will be dictated by the demand for our products and the efficiency of our production processes.

Q4:	What will ASV’s production capacity be once the new addition is in place?

A:	ASV has previously stated that it estimates its current production facility could generate approximately $400 million in annual sales. The Company estimates the new addition would at least double the Company’s total sales capacity.